Exhibit 99.1

FOR IMMEDIATE RELEASE

Realty Finance Trust, Inc. Announces Closing of $350.2 Million Collateralized Loan Obligation

New York, October 23, 2015 – Realty Finance Trust, Inc. (“RFT” or the “Company”) announced that on October 19, 2015 two of its consolidated subsidiaries, RFT 2015-FL1 Issuer, Ltd. and RFT 2015-FL1 Co-Issuer, LLC, issued notes with an aggregate principal amount of $350.2 million (the “Notes”), evidencing a commercial real estate mortgage securitization, and sold such Notes in a private placement.  The Notes are secured by a portfolio with a principal balance of $428.4 million, consisting of four first-lien loans and 24 pari passu participation interests in first-lien mortgage loans secured predominately by multifamily and commercial properties across the United States. The Notes were the first collateralized loan obligation (“CLO”) issuance by the Company.

“We are pleased with the institutional participation in our first CLO,” said Donald MacKinnon, President and Chief Operating Officer. “This transaction is another step forward in our business plan and provides committed term financing for our commercial loans. In addition, this transaction creates additional capacity for new loan originations.”

About Realty Finance Trust, Inc.

Realty Finance Trust, Inc. is a publicly registered, non-traded real estate investment trust (“REIT”) formed primarily to originate, acquire and manage a diversified portfolio of commercial real estate debt secured by properties located both within and outside of the United States. RFT may also invest in commercial real estate securities and commercial real estate properties. Additional information about RFT can be found on its website at www.realtyfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RFT’s Annual Report on Form 10-K filed on April 24, 2015, as amended, and its Quarterly Report on Form 10-Q filed on August 11, 2015. Further, forward-looking statements speak only as of the date they are made, and RFT undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Media Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com Ph: 484-342-3600	Donald R. Ramon Chief Financial Officer Realty Finance Trust, Inc. dramon@realtyfinancetrust.com Ph: 646-395-6124